Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

among

Sitio Royalties Corp.,

STR Sub Inc.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated December 29, 2022

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated December 29, 2022, is made by and among Sitio Royalties Corp. (f/k/a Snapper Merger Sub I, Inc.), a Delaware corporation (the “New Sitio”), STR Sub Inc. (f/k/a Sitio Royalties Corp.; f/k/a Falcon Minerals Corporation; f/k/a Osprey Energy Acquisition Corp.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated July 20, 2017, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued, among other things, 13,750,000 Public Warrants and 7,500,000 Private Placement Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on August 23, 2018, the Company completed the acquisition (the “Acquisition”) of the equity interests in certain of the subsidiaries of Noble Royalties Acquisition Co., LP (“NRAC”), Hooks Ranch Holdings LP (“Hooks Holdings”), DGK ORRI Holdings, LP (“DGK”), DGK ORRI GP LLC (“DGK GP”) and Hooks Holding Company GP, LLC (“Hooks GP”, and collectively with NRAC, Hooks Holdings, DGK, and DGK GP, the “Contributors”) pursuant to the Contribution Agreement, dated as of June 3, 2018 (the “Contribution Agreement”), by and among the Company, Royal Resources L.P., Royal Resources GP L.L.C. and the Contributors;

WHEREAS, on September 6, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brigham Minerals, Inc. (“Brigham”), Brigham Minerals Holdings, LLC, Sitio Royalties Operating Partnership, LP, New Sitio, Snapper Merger Sub IV, Inc., Snapper Merger Sub V, Inc. (“Sitio Merger Sub”) and Snapper Merger Sub II, LLC, providing for the combination of the Company and Brigham;

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Sitio Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of New Sitio;

WHEREAS, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger, each share of Class A common stock, $0.0001 par value per share, of the Company (except for shares being cancelled pursuant to the Merger Agreement) was converted into one (1) share of Class A common stock, $0.0001 par value per share, of New Sitio (the “New Sitio Common Stock”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for shares of Class A Common Stock of the Company, but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended hereby) for shares of New Sitio Common Stock;

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to New Sitio and New Sitio wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1.

Assignment and Assumption. As of and with effect on and from the Closing (as defined in the Merger Agreement, the “Closing”), the Company hereby assigns to New Sitio all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); New Sitio hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.

1.2.

Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to New Sitio pursuant to Section 1.1 and the assumption of the Existing Warrant Agreement by New Sitio from the Company pursuant to Section 1.1, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.

2.

Amendment of Existing Warrant Agreement. Effective as of the Closing, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2(a) (i) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement and (ii) are to provide for the delivery of the Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Mergers and the transactions contemplated by the Merger Agreement).

2.1.	References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to New Sitio.

2.2.	References to “Class A common stock”. All references to “Class A common stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to New Sitio Common Stock.

2.3.

References to “Business Combination”. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Contribution Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the closing of the transactions contemplated by the Contribution Agreement.

2.4.	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on New Sitio shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by New Sitio with the Warrant Agent), as follows:

Sitio Royalties Corp.

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

Attention:     Brett Riesenfeld

Email:           brett.riesenfeld@sitio.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by New Sitio to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with New Sitio), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1.

Successors. All the covenants and provisions of this Agreement by or for the benefit of New Sitio, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.2.

Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of New Sitio and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of New Sitio and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.2. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.3.

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.4.	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.5.

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SITIO ROYALTIES CORP.

By:	/S/ BRETT RIESENFELD
Name:	Brett Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

STR SUB INC.

By:	/S/ BRETT RIESENFELD
Name:	Brett Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:	/S/ ERIKA YOUNG
Name:	Erika Young
Title:	Vice President
Signed:	12/28/2022

[Signature Page to Assignment, Assumption and Amendment Agreement]